EXHIBIT 99.1

11210 Equity Drive, Suite 100 Houston, TX 77041 Phone: (713) 849-7500 Fax: (713) 849-8976 Contact: Andy Smith

NATCO Announces Third Quarter Results

NATCO Group Inc. (NYSE: NTG) today announced revenue for the third quarter 2008 of $159.3 million, an increase of 10% over third quarter 2007. Net income available to common stockholders for the third quarter 2008 was $5.6 million, or $0.28 per diluted share, compared to net income available to common stockholders for the third quarter 2007 of $12.1 million, or $0.63 per diluted share. Included in the third quarter 2008 results is $2.8 million, pre-tax, or $0.09 per diluted share, of expenses associated with certain legal and compliance review costs.

Segment profit was $10.1 million for the third quarter 2008, compared with $21.0 million for the third quarter 2007. Excluding legal and compliance review costs, segment profit for the third quarter 2008 would have been $12.9 million.

John U. Clarke, NATCO’s Chairman and CEO said, “The third quarter was challenging. Record bookings and a growing backlog were tempered by disruptions resulting from Hurricanes Gustav and Ike, further cost increases associated with steel prices and timing of revenue recognition. In addition, we affected significant changes in the management of our Automation & Controls segment which has suffered distraction and poor financial performance, in large part, due to the legal and compliance review, loss of personnel and our decision to wind down work in Kazakhstan.”

For the year-to-date period ended September 30, 2008, the Company posted revenue of $471.6 million, up 14% over the same period in 2007 and segment profit of $40.4 million, compared with $56.7 million for the 2007 period. Net income available to common stockholders in 2008 was $21.4 million, or $1.08 per diluted share, compared with a net income available to common stockholders of $32.3 million, or $1.70 per diluted share for year-to-date 2007. Excluding $9.9 million of legal and compliance review costs, 2008 year-to-date segment profit and net income available to common stockholders would have been $50.3 million and $27.8 million, respectively, or $1.40 per diluted share.

Bookings for the third quarter 2008 were $222.2 million, up 57% from third quarter 2007 bookings of $141.3 million. Backlog as of September 30, 2008 was $336.0 million.

For the third quarter 2008, the Standard & Traditional segment posted revenue of $96.6 million, up from the third quarter 2007 revenue of $57.8 million due to higher sales of standard and traditional equipment and contributions from recent acquisitions. Additionally, the segment benefited from higher contribution from the Company’s sales of heavy oil dehydration equipment to the Canadian oil sands market. Segment profit increased $4.3 million to $7.7 million, excluding the allocated share of legal and compliance review costs, as a result of the increased revenue. Third quarter 2008 bookings for the segment were $116.9 million compared with $53.8 million for the third quarter 2007.

Revenue from the Integrated Engineered Solutions segment was $45.5 million in the third quarter 2008, compared to $56.9 million in the third quarter 2007. Revenue was lower for the period as work is just beginning on the initial engineering and design of a number of recent project awards. As these projects progress to the manufacturing stage, the Company expects revenue to return to and exceed the historical comparatives. Segment profit for the third quarter 2008 was $5.9 million, excluding the allocated share of legal and compliance review costs, compared with $12.4 million in the prior year period primarily as a result of the lower revenue contribution in the quarter from built-to-order projects and the absence of a membrane replacement sale during the period.

Revenue contribution from the Automation & Controls segment in the third quarter 2008 decreased to $18.5 million from $32.2 for the same period last year. The segment posted a loss of $1.0 million. Excluding the allocated share of legal and compliance review costs, segment profit would be a loss of $0.7 million. Results in the segment were negatively affected by hurricane related shutdown of its Houston, TX and Harvey, LA fabrication facilities, the winding down of operations in Kazakhstan, changes in management and the time required to replace a number of employees who departed during the quarter.

Diluted weighted average shares outstanding were 20.0 million for the third quarter 2008 and increased from 19.6 million in the third quarter of 2007 as a result of new common stock issued in conjunction with the December 2007 acquisition of ConSepT and additional stock options and restricted stock issued pursuant to the Company’s stock compensation plans.

Mr. Clarke concluded, “We continue to maintain our confidence in our business plans and current opportunities. The challenges faced in the third quarter were mostly temporary. NATCO has many unique attributes which position us to weather near-term market disruptions. We have a strong balance sheet and generate significant free cash flow. Importantly, we have a backlog in excess of $300 million, which represents many new project awards during 2008, about $250 million in total. This work will carry us well into 2009 and 2010. We also have a strategic footprint in North America and the capability to flex our resources to those areas attracting development spending. However, as both the domestic and international markets are characterized by substantial uncertainty, we will provide 2009 guidance once we complete our annual budget process, which we expect to accomplish in mid-December.”

The Company now expects segment profit for 2008 to be $73 to $75 million, excluding the legal and compliance costs, based upon revenue of approximately $640 to $650 million and earnings per diluted common share, excluding the legal and compliance investigation costs, of $2.03 to $2.08.

The Company will hold its quarterly earnings conference call on Thursday, November 6, 2008, 9:00 a.m., central time. Interested parties are directed to the investor relations page on the Company’s website for information on accessing the conference call or webcast.

NATCO Group Inc. is a leading provider of wellhead process equipment, systems and services used in the production of oil and gas. NATCO has designed, manufactured and marketed production equipment and services for over 80 years. NATCO production equipment is used onshore and offshore in most major oil and gas producing regions of the world.

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. Forward looking statements in this press release include, but are not limited to, revenue, earnings and segment profit guidance, discussions regarding markets and demand for our products. These statements may differ materially from actual future events or results. Further, bookings and backlog are not necessarily indicative of future results. Readers are referred to documents filed by NATCO Group Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which identify significant risk factors that could cause actual results to differ from those contained in the forward-looking statements.

NATCO GROUP INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (in thousands, except share and par value data)	September 30, 2008	December 31, 2007
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$15,704	$63,577
Trade accounts receivable, less allowance for doubtful accounts of $1,498 and $1,435 as of September 30, 2008 and December 31, 2007, respectively	152,767	139,054
Inventories, net	54,031	46,456
Deferred income tax assets, net	6,867	6,927
Prepaid expenses and other current assets	5,546	5,266

Total current assets	234,915	261,280
Property, plant and equipment, net	64,892	46,651
Goodwill, net	132,631	99,469
Deferred income tax assets, net	776	3,373
Intangible and other assets, net	32,003	12,940

Total assets	$465,217	$423,713

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable and other	$55,297	$51,552
Accrued expenses	51,538	61,298
Customer advanced billings and payments	46,308	35,652
Other taxes payable	0	2,478

Total current liabilities	153,143	150,980
Long-term deferred tax liabilities	6,999	3,418
Long-term debt	10,000	0
Postretirement benefits and other long-term liabilities	10,770	9,192

Total liabilities	180,912	163,590

Commitments and contingencies (See Note 9, Contingencies)
Minority interest	2,752	1,226
Series B redeemable convertible preferred stock, $.01 par value; 15,000 shares authorized, zero and 9,915 issued and outstanding (net of issuance costs) as of September 30, 2008 and December 31, 2007, respectively	—	9,401
Stockholders’ equity:
Preferred stock, $.01 par value; Authorized 5,000,000 shares (of which 500,000 are designated as Series A and 15,000 are designated as Series B); no shares issued and outstanding (except Series B shares above)	—	—
Series A preferred stock, $.01 par value; 500,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.01 par value; 50,000,000 shares authorized; 20,234,790 and 18,646,778 shares issued as of September 30, 2008 and December 31, 2007, respectively	202	186
Additional paid-in-capital	156,583	140,527
Retained earnings	123,105	101,739
Treasury stock, zero and 1,168 shares as of September 30, 2008 and December 31, 2007, respectively	—	(59)
Accumulated other comprehensive income	1,663	7,103

Total stockholders’ equity	281,553	249,496

Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$465,217	$423,713

NATCO GROUP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except earnings per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenue:
Products	$135,548	$110,244	$392,331	$321,369
Services	23,719	34,947	79,304	91,945

Total revenue	$159,267	$145,191	$471,635	$413,314
Cost of goods sold and services:
Products	$103,019	$83,931	$295,479	$244,032
Services	12,826	19,165	42,219	50,505

Total cost of goods sold and services	$115,845	$103,096	$337,698	$294,537

Gross profit	$43,422	$42,095	$133,937	$118,777
Selling, general and administrative expense	32,498	20,929	91,756	61,795
Depreciation and amortization expense	2,285	1,562	7,136	4,453
Interest expense	199	97	433	277
Interest income	(204)	(617)	(813)	(1,579)
Loss (gain) on unconsolidated investment	37	10	(46)	118
Other, net	(755)	688	237	1,752

Income before income taxes and minority interest	$9,362	$19,426	$35,234	$51,961
Income tax provision	3,032	6,872	11,767	18,512
Minority interest	762	204	1,853	180

Net income	$5,568	$12,350	$21,614	$33,269
Preferred stock dividends	—	269	248	1,019

Net income available to common stockholders	$5,568	$12,081	$21,366	$32,250

Earnings per share:
-Basic	$0.28	$0.67	$1.10	$1.85
-Diluted	$0.28	$0.63	$1.08	$1.70

Weighted average number of shares of common stock outstanding
-Basic	19,802	17,935	19,373	17,467
-Diluted	20,036	19,645	20,017	19,570

NATCO GROUP INC. AND SUBSIDIARIES
UNAUDITED SEGMENT INFORMATION
(in thousands)
	Three Months Ended September 30,		June 30,	Nine Months Ended September 30,
	2008	2007	2008	2008	2007
Revenue:
Integrated Engineered Solutions	$45,532	$56,863	$51,545	$151,958	$155,274
Standard & Traditional	96,568	57,846	85,201	252,654	180,902
Automation & Controls	18,502	32,178	24,982	71,727	81,679
Eliminations	(1,335)	(1,696)	(1,330)	(4,704)	(4,541)

Total revenue	$159,267	$145,191	$160,398	$471,635	$413,314

Gross profit:
Integrated Engineered Solutions	$16,885	$20,406	$17,788	$53,288	$51,711
Standard & Traditional	23,846	14,164	21,355	65,178	48,162
Automation & Controls	2,691	7,525	4,997	15,471	18,904

Total gross profit	$43,422	$42,095	$44,140	$133,937	$118,777

Gross profit % of revenue:
Integrated Engineered Solutions	37.1%	35.9%	34.5%	35.1%	33.3%
Standard & Traditional	24.7%	24.5%	25.1%	25.8%	26.6%
Automation & Controls	14.5%	23.4%	20.0%	21.6%	23.1%
Total gross profit % of revenue	27.3%	29.0%	27.5%	28.4%	28.7%

Operating expenses:
Integrated Engineered Solutions	$12,503	$7,975	$12,167	$34,997	$22,569
Standard & Traditional	17,145	10,737	16,373	48,085	31,984
Automation & Controls	3,649	2,431	3,478	10,481	7,540

Total operating expenses	$33,297	$21,143	$32,018	$93,563	$62,093

Segment profit: (1) EBITDA
Integrated Engineered Solutions	$4,382	$12,431	$5,621	$18,291	$29,142
Standard & Traditional	6,701	3,427	4,982	17,093	16,178
Automation & Controls	(958)	5,094	1,519	4,990	11,364

Total segment profit	$10,125	$20,952	$12,122	$40,374	$56,684

Segment profit % of Revenue
Integrated Engineered Solutions	9.6%	21.9%	10.9%	12.0%	18.8%
Standard & Traditional	6.9%	5.9%	5.8%	6.8%	8.9%
Automation & Controls	-5.2%	15.8%	6.1%	7.0%	13.9%

Total segment profit % of Revenue	6.4%	14.4%	7.6%	8.6%	13.7%

Bookings:
Integrated Engineered Solutions	$86,737	$58,453	$104,198	$270,495	$143,179
Standard & Traditional	116,934	53,793	112,573	298,214	170,469
Automation & Controls	18,515	29,047	21,707	68,339	82,892

Total bookings	$222,186	$141,293	$238,478	$637,048	$396,540

	As of September 30,		As of June 30,
	2008	2007	2008
Backlog:
Integrated Engineered Solutions	$215,254	$128,402	$173,625
Standard & Traditional	113,415	50,764	93,097
Automation & Controls	7,366	11,344	6,395

Total backlog	$336,035	$190,510	$273,117

(1)

The Company allocates corporate and other expenses to each of the operating segments based on headcount, total assets and revenue. Included in this allocation for the three months ended, September 30, 2008 is $2.8 million of legal and compliance review costs allocated as follows: $1.5 million to the Integrated Engineered Solutions segment, $1.0 million to the Standard & Traditional segment and $0.3 million to the Automation & Controls segment. For the nine months ended September 30, 2008 these costs were $9.9 million allocated as follows: $4.1 million to the Integrated Engineered Solutions segment, $4.5 million to the Standard & Traditional segment, and $1.3 million to the Automation & Controls segment. Total segment profit is a non-GAAP financial measure that is reconciled to the Consolidated Income Statement as shown below. The Company believes that segment profit is one of the primary drivers and provides a more meaningful presentation for measuring the liquidity and performance of the Company.

	(in thousands)			(in thousands)
	Three Months Ended September 30,		June 30,	Nine Months Ended September 30,
	2008	2007	2008	2008	2007
Total segment profit:	$10,125	$20,952	$12,122	$40,374	$56,684
Depreciation and amortization	2,285	1,562	2,799	7,136	4,453
Interest expense	199	97	139	433	277
Interest income	(204)	(617)	(225)	(813)	(1,579)
Other, net	(755)	688	(155)	237	1,752

Income from continuing operations before income taxes	$8,600	$19,222	$9,564	$33,381	$51,781
Income tax provision	3,032	6,872	3,371	11,767	18,512

Net income	$5,568	$12,350	$6,193	$21,614	$33,269
Preferred stock dividends	—	269	—	248	1,019

Net income available to common stockholders	$5,568	$12,081	$6,193	$21,366	$32,250